PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(4)

TO PROSPECTUS DATED MARCH 28, 2001	REGISTRATION NO. 333-37072

GENENTECH, INC.

SHARES OF COMMON STOCK

     This prospectus supplement relates to the sale by certain selling shareholders of our common stock, par value $.02 per share, that was originally delivered in exchange for Liquid Yield Option Notes due 2015 issued by Roche Holdings, Inc.

     This prospectus supplement should be read in conjunction with the prospectus dated March 28, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the common stock of the selling shareholders as listed below. All information concerning beneficial ownership has been furnished by the selling shareholders.

NAME	NUMBER OF SHARES OF COMMON STOCK OWNED PRIOR TO OFFERING	NUMBER OF SHARES OFFERED	NUMBER OF SHARES OF COMMON STOCK OWNED AFTER THE OFFERING	PERCENTAGE OF COMMON STOCK OUTSTANDING

Credit Suisse First Boston	131,528	131,528	0	*
Europe Limited

FHS Trading, LTD.	86,531	86,531	0	*

Plexus Fund Limited	129,797	129,797	0	*

KBC Financial Products	51,226	51,226	0	*
(Cayman Islands) Ltd.

Maystone Continuum	38,938	38,938	0	*
Master Fund, Ltd.

Mariner LDC	38,938	38,938	0	*

Lydian Overseas Partners	349,244	349,244	0	*
Master Fund LTD.

Dylan (IMA) LTD.	21,633	21,633	0	*

Lydian Global	21,633	21,633	0	*
Opportunities Master
Fund LTD.

Silverback Master, LTD.	708,517	708,517	0	*

* Less than 1%

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
“RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 1, 2004.